Exhibit 99.1

FOR IMMEDIATE RELEASE:

Astea Announces $3 Million Credit Facility from Silicon Valley Bank

Horsham, PA, June 13, 2014— Astea International Inc. (NASDAQ:ATEA), a global provider of service management and mobile workforce solutions, today announced that it has obtained a two year revolving line of credit for working capital needs from Silicon Valley Bank (SVB) for $3 million.  The secured revolving line of credit is subject to a borrowing base of trade accounts receivable. Additional information on the credit facility will be made available in a forthcoming Form 8-K for the transaction to be filed with the Securities and Exchange Commission.

“We are pleased to announce our new credit facility with Silicon Valley Bank.  This new credit facility provides additional financial flexibility at very attractive interest rates”, said Zack Bergreen, Chief Executive Officer.  “This comes at a time when our business is transitioning its delivery model to increased Software as a Service opportunities.  We believe that our new partnership with SVB will help to ensure that Astea continues to provide the premier service lifecycle management system in the market, long into the future.”

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea’s solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

© 2014 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC.  ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward Looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. These and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to the Company’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Investor Relations Contact

Rick Etskovitz
Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com